HomeStreet
“Analyst Call”

Monday, July 01, 2013, 12:00 PM ET
Mark Mason

MARK MASON:	Good morning, thank you all for joining us. I just want to make sure everyone is on the call. Paul Miller.

PAUL MILLER:	Yes, I’m here.

MARK MASON:	Great, Tim Coffey.

TIM COFFEY:	Yes, can you hear me?

MARK MASON:	We can, fine. Tim O’Brien.

TIM O’BRIEN:	Hi, Mark.

MARK MASON:
Good morning. We appreciate you guys joining us for a short call. Fortunately, we are not actually entering earning season for a couple of more days and you have the time to do the call. I’m going to read a couple of comments here first to give some structure to what I wanted to communicate. We are e-mailing you guys this set of comments and then we would just do an open line Q&A if that’s okay with you guys.

ANALYST:	Fine.

MARK MASON:
Okay. Let’s get started then. Good morning and thank you for joining us on this call. Given the significant changes occurring in the mortgage market and the spike in interest rates in the second quarter, we thought it would be a good idea to have a call and discuss the changing market environment and the impact on HomeStreet’s mortgage business this quarter and going forward. As we are just now closing the books for the second quarter, some of the information I’ll give you today will be an estimate or a range of what we expect the final numbers to be. For this reason, please also recognize that this information is in part an attempt to forecast our actual performance. And in that sense, you should construe it as forward-looking information.

Actual results may vary according to the outcomes of our final closing process and other risks that generally apply to our business. The factors that could cause us to fall short of these forecasts are disclosed on our SEC filings, and we are just filing a Form 8-K during this call that will include these remarks and factors specific to this discussion. So please read those carefully.

So now, let’s talk about the impact of rising interest rates in the mortgage market. Fannie Mae has reported that mortgage industry lock volumes have declined approximately 10% per month in the second quarter, driven mostly by the sharp increase in mortgage interest rates during the quarter. For example, as of the end of the first quarter, the ten-year treasury yielded 1.85%, the 30-year mortgage rate was about 3.625% and mortgage-backed securities yielded approximately 2.62%.

As of last week, the ten-year treasury yield had risen to 2.54%, the 30-year mortgage rate was 4.5% and mortgage-backed security yields had risen to over 3.3%. As a result of these changes, our production mix — and we assume this is generally true for the industry — will show a significant decline in refinancing volume for the quarter. For HomeStreet, this decline in refinancing volume was substantially offset by the increase in purchase volume, which has been our expectation going into this change.

We expect total held-for-sale closed mortgage loan volume for the quarter to be approximately $1.3 billion, up from $1.19 billion in the first quarter, and total held-for-sale mortgage loan interest rate lock commitments to be approximately $1.4 billion, up from $1.04 billion in the first quarter.

Gain on sale margins have declined in the second quarter due to increased price competition, as a result of lower industry application volume and the shift in composition to a purchase mortgage-dominated market. During the quarter, the purchase mortgage market has become substantially more competitive as lenders try to secure a reliable flow of purchase mortgage production.

Purchase mortgages increased to 59% of closed loan volume in the second quarter from 37% in the first quarter. Interest rate lock commitments for the second quarter continued to shift toward purchase mortgages, comprising 59% of total locks for the quarter, up from 50% in the first quarter. And for the month of June, purchase mortgages represented 73% of total interest rate lock commitments.

Recently, we have also seen a decline in origination of FHA mortgages. As a consequence of recent changes to the FHA mortgage insurance program, many borrowers who would previously have been FHA borrowers now qualify for less expensive conventional loans with private mortgage insurance.

Our closed loan composition for the second quarter will not reflect the more recent decline in FHA loan applications and interest rate lock commitments. Government insured/guaranteed mortgages will comprise approximately 23% of total closed loan volume for the second quarter. However government loans will comprise approximately 20% of total interest rate lock volume for the quarter and for the month of June, government loans will comprise about 18% of total interest rate lock volumes. So you can see, we’ve had a decline through the quarter.

Price competition for purchase mortgages has driven secondary market profit margins on conventional purchase mortgages to approximately one half that of conventional refinance mortgages. And secondary profit margins on government mortgages have remained significantly higher than those of conventional mortgages.

As a consequence of these changes, we anticipate a lower relative gain on sale on mortgages in the second quarter than in the first quarter. We expect our composite margin to fall from 454 basis points in the first quarter to between 360 and 380 basis points in the second quarter. Our margin this quarter should be similar to second quarter of last year, approximately.

Additionally, as we discussed in our first quarter earnings call, our composite margin in April was consistent with the first quarter. So the deterioration we have experienced in our margin has largely occurred in May and June. We are not surprised at profit margins available in the marketplace today. We long anticipated and discussed the eventual end of the most recent refinancing bubble and the related return of profit margins to more normalized levels. We have built our retail origination system to remain profitable and provide an appropriate return at these levels.

I’d like to talk a little bit about general business growth. We continue to make progress on our goals of expanding our mortgage banking market share and growing our traditional banking businesses. In April and May, the most recent data available, HomeStreet became the number one originator by volume of purchase mortgages in the five-county Puget Sound region, our core market area. This ranking includes loans we get from our affiliate, Windermere Mortgage Services. We also maintained our position as the number two lender overall for purchase mortgage originations in the entire Pacific Northwest.

In the second quarter, we anticipate average earning assets to grow to approximately $2.33 billion, up about 3.4% from the first quarter. This increase is due to growth in the securities portfolio and new portfolio loan commitments that we anticipate in the range of $185 million to $195 million, with about $130 million to $140 million in new balances. Of these amounts, commercial real estate production is the standout with production in the range of $75 million to $80 million in the quarter.

And we continue to grow personnel; in the quarter, we added 18 mortgage originators and 40 mortgage fulfillment personnel. The larger amount of additions to our mortgage fulfillment staff allowed us to catch up to our hiring of originators and provide additional capacity for future originator hiring. Of course, this growth continues to result in temporary cost inefficiency.

In the second quarter, approximately 10% of our mortgage originators were still in their four-month pipeline ramp-up period during which they have guaranteed compensation. Additionally, shortages of fulfillment personnel during the quarter required increased reliance on overtime. Additionally, we added five relationship managers and operations personnel in our commercial banking and commercial real estate operations.

Net interest margin — as we anticipated, our net interest margin is expected to be in the range of 300 to 315 basis points for the second quarter, with the average cost of our deposits falling to approximately 53 basis points. This improvement is primarily a consequence of the re-pricing of time deposits.

Overall impact of interest rates on bank balance sheets — my last point is related to rising interest rates. Rising rates during the quarter will have a negative impact on the market value of bank securities portfolios and, in turn, on bank tangible book values. We expect the valuation of our securities portfolio to change from an unrealized gain of approximately $6 million as of the end of the first quarter to an unrealized loss of approximately $8 million at the end of the second quarter. Of course, theoretically the market value of all of our interest-bearing assets and liabilities has changed. Under our current accounting principles, we only recognize this unrealized change in the value of our securities portfolio as a component of shareholder’s equity. We do not foresee a need to sell these securities prior to their maturity for liquidity purposes, and so we do not expect to realize these potential losses.

Ironically, the rise in rates has extended the lives of some of our securities, which extends the amortization of premiums and increases their effective yields. Today, we continue to be very liquid, and we have access to diversified borrowing facilities with current availability of over $1.1 billion.

Additionally, despite the rise in rates, we continue to enjoy the benefit of our high performing diversified securities portfolio that today yields approximately 3%, a yield that ranks in the top quartile of peer institutions.

Overall and despite significant challenges experienced during the quarter as a result of sharply rising interest rates, we expect to report earnings at or above the prior quarter. I apologize I can’t be more specific at this time, but we are just now starting to close the books for the quarter.

Those are my prepared remarks. I'm happy to take your questions.

Q&A

PAUL MILLER:
Mark, so for the securities losses, right, it doesn’t run through the income statement, but are you…do you fall under the Basel rules where this might have to be impacted on your book value down the road?

MARK MASON:	Obviously, it’s not clear yet how those are going to be concluded. I think the current proposal does propose to take all unrealized securities losses through current income.

PAUL MILLER:	And then, you mentioned at the very end that you believe that you are going to make at least what you made in the first quarter. Does that include MSR write-ups?

MARK MASON:
It would, though remember, Paul, we hedge our price risk in MSRs, at least with respect to interest rate risk, hopefully at 100%, and we’ve had a pretty consistent track record of doing that or a little better. And so, while MSRs have risen substantially in the quarter, you will not see that impact in the income statement. That has largely been hedged away. What you will see are substantial increases in cash collections on MSRs over their remaining lives. And you will see a reasonably strong increase in cash servicing fees during the quarter. And beyond that, our future decay, current period and future decay will be much slower.

I’m sorry, one of my guys just handed me a note. They think that the OCI changes are going to flow through regulatory capital but not income. I guess that’s still unsettled, maybe you guys are more familiar with that.

PAUL MILLER:	Yes, I think it’s going to flow to regulatory capital. I mean that’s to me…it doesn’t flow through GAAP, but it will flow to regulatory.

MARK MASON:	Right, which we are just as sensitive to, frankly. Next question?

TIM COFFEY:
Mark, I have got some questions on your production…mortgage production, looking at ‘13 and ’14. Do you have any kind of outlook on that, and if so, how does it differ from what the Mortgage Bankers Association [inaudible]?

MARK MASON:
Well, it differs pretty substantially, Tim. I appreciate the question. We have tried to be as transparent as possible given that we can’t predict the future on the impact of our business strategy in the mortgage bank and the current forecast for industry production. The most recent forecast by the Mortgage Bankers Association shows mortgage volume declining pretty significantly next year to approximately a trillion dollar market, with the most significant changes of course being in substantial reduction in refinancing volume with some growth in…and I will call it moderate growth…in purchase mortgage production.

Our business plan though anticipates growth in originations as a consequence of growing the ranks of our producers, our retail producers. And our hiring strategy has consistently trended toward a level of producers that should result in a growth in our total production from this year to the following year and then beyond. In our [first quarter] investor deck, we have some estimates that are really extrapolations of a hiring plan and the MBA forecast, and they call for growth in our base retail production of some 10% to 20% a year over those periods.

So, assuming we can execute, continue executing on our hiring of high quality high volume producers, we would expect to be able to grow production. Absent that hiring, our production could level out. But, of course, with additional scale comes the benefits of scale and cost efficiency, and that’s why we believe this is still a great business to be in, and a business that we need to continue to grow as margins fall somewhat.

TIM COFFEY:	Sure, do you have a target of, you know, annual production per producer?

MARK MASON:
We do…we use the numbers to forecast on, right, that extrapolation in our investor deck is based upon loans per month separated by purchase loans per producer and refinance loans per producer, per month. What are we currently using?

COMPANY

REPRESENTATIVE:	I think it’s about seven combined between the two, four purchase, three refi, kind of going forward.

MARK MASON:	Okay.

COMPANY

REPRESENTATIVE:	And as the MBA changes their market size, we adjust that accordingly. So it’s roughly seven per month, per producer [multiple speakers-inaudible].

MARK MASON:	Did you catch that, Tim?

TIM COFFEY:	I sure did. Thanks.

MARK MASON:	And I will tell you that seven loans per month is at the extreme high end of the industry, but you would expect that because we are really hiring the highest producers in a given region.

ANALYST:
Hey Mark, on the gain on sale, you mentioned that April was good, May and June of course, when rates started to really uptick was a little…was weaker. If we could model June out for the next three months, what would that gain on sale number be? Like what was your gain on sale number in June?

MARK MASON:
Yes, it was quite a bit lower, since we haven’t closed June I can’t be as accurate, yet. But we expect the margins for next quarter to fall…we were basing our loan pricing today somewhere in the 315 to 335 basis point range. And I am sorry I can’t be more specific because they are bouncing around so much every day. And in June, they were particularly low because of how aggressive we were being on purchase pricing. We saw that we obtained number one ranking, we didn’t do that just with good looks, we did it somewhat with pricing. And those margins have moderated somewhat already. I mean … in July they are up 50 basis points from their lowest point in June. So, it’s hard to estimate the quarter, and I don’t want to base our expectations on the quarter based upon the lowest level in June either. So they are going to be lower than the second quarter. Is it 30 or 60 basis points at this juncture? It’s a little hard for us to predict. But I will reiterate that at those lower levels, our system was built to remain profitable and provide a reasonable return at those levels.

ANALYST:	How low can they go before you start to get into your profitability, 2%? 1.5%?

MARK MASON:	They can go a lot lower than you think, because so much of the cost is variable compensation. I mean, they can go well below 200 basis points. It’s amazing. Now you’re not making a lot of money, obviously, you are talking about a breakeven point, but that’s that. I mean, the important thing to remember is so much of this cost is variable; it’s just straight variable compensation that if you’re not producing mortgages or the pricing competition heats up you are not necessarily going to turn to a significant loss, you are just going to reduce your profitability.

ANALYST:	Mark, as we are talking about the composite margin, really the three parts of the composite margin, do you see secondary market gains becoming 20% to 30% of the overall composite margin?

MARK MASON:
Well, let’s look at the components. Today, servicing value —base servicing value and that’s based upon the 25 basis points conventional and up to 44 basis points government servicing — is worth about 126 or 127 basis points. We are generally [making] a little more than that and creating some excess servicing. So in the second quarter our servicing value could be 130, 140…

COMPANY

REPRESENTATIVE:	On the base it will be at least 130.

MARK MASON:
Right, so let’s call it 130 basis points right now effectively with the excess servicing we are making. The collected fees as a percent of retail closed loans that we make excluding what we get from Windermere, that’s about 77 basis points. So right there you have over 200 basis points in revenue. And so, then the question remains how low can secondary go? In the last quarter, if we finish even at the 360 basis point level, I think that was the low end of the range we gave; you are going to have 150 basis points of secondary. Right? So if you were to take another 50 basis points off of that, you still have about a third of your margin in secondary; take 100 basis points off of that 150 and you are down to around 20% maybe? Does that help you with ranges?

ANALYST:	It does, it does. It looks like second quarter is okay, but what about, you know, going out to ’14?

MARK MASON:
So when we go out to 2014, we are actually projecting lower margins…even lower margins conservatively, when we model our own business. But as a consequence of growing mortgage volume and growing producer headcount, we still maintain very, very strong profitability. So [multiple speakers-inaudible] the efficiency that you pick up even in a very competitive marketplace is important and that’s why it’s critical we continue to grow.

ANALYST:	Okay. My question was more about the composition of the composite margin that you anticipate [multiple speakers-inaudible]?

MARK MASON:	[Multiple speakers-inaudible] servicing value to be at this level or higher, to grow by perhaps 10 basis points by the end of next year.

ANALYST:	Okay.

MARK MASON:	As a consequence of lower…longer average loan lives. Secondary margins for next year, we think may fall to the 100 or below 100 basis point range by the end of the year.

ANALYST:	Okay.

MARK MASON:	And then consistency on the collected fees.

ANALYST:	Okay.

TIM O’BRIEN:	Hey Mark, it’s Tim O’Brien, where do you guys do your hiring?

MARK MASON:
You know, sort of all over. Mostly this quarter it’s been fill in, some of that in Idaho, quite a bit in Washington, and a few people in other places. We are currently talking to people in California, both in Northern and Southern California, and that is probably our next significant growth area.

TIM COFFEY:	Mark, its Coffey again, I’ve got another question about mortgage banking.

MARK MASON:	Sure.

TIM COFFEY:	Are you still seeing a strong influence from cash buyers at lower valued properties?

MARK MASON:
We are, though I think that that portion of the marketplace is starting to shrink a little. I mean there are only so many people that have enough cash to be a cash buyer or what I would call nearly a cash buyer, who can make offers without financing contingencies. We are fortunately finally seeing listings increase, and total listings have increased about 20%, which is good but it’s not nearly enough to satisfy the demand, which is many multiples of that. So the purchase market at least in our major markets is still constrained by supply.

TIM COFFEY:	Okay. Do you have any interest in the commercial bank originating residential construction loans too?

MARK MASON:
We do, and we have been for almost a year now. We’ve been back in that market, of course, we have that expertise. That’s been one of the primary businesses for over 90 years of the company. It is a very good business today. The credit structure of the loans has significantly improved. As an example, we are getting 10% to 20% equity on cost and loan to values in the mid 60% range, and those loans are priced to yield 20% to 30% return on equity today. The problem is there is not nearly enough of that business. Our market is local…regional builders, not national builders. Our homebuilding market today is dominated by national builders, because during the recession all of the available finished lots and entitled land was purchased substantially by national builders. And of course, many, many of the local and regional builders didn’t make it through the recession. And so, their ranks are down and the amount of land they control is down substantially. And so, what used to be an 80% regional and local builder market in the Pacific Northwest is today probably 80% national builders. Now, that will change as more land is entitled, and the smaller builders begin growing again. So today, there is not nearly as much of that business as we’d like, but that which we have is very, very good.

TIM COFFEY:	When you do it…when you do fund construction loans, does the mortgage bank get the first crack at selling the mortgages on the properties?

MARK MASON:
They do, so I’m glad you mentioned that. One of the historical synergies of our business has been the ability to capture take-out financing business as the preferred lender, as a part of the lending relationship on the construction. And that’s always been part of the business here at HomeStreet. We have made that business even better with the addition of some personnel that we acquired through our hiring of the folks from MetLife Home Loans early last year. They had a very fine builder services group led by a very smart guy. And our builder services market share has been growing substantially since then. New home loans are a big part of our production today. Our market share of the new home market has grown substantially since last year and that business today is a large part of our purchase business. So our ability to capture large pieces as we finance projects is an important part of our business. Even today, and I think we may have mentioned this on the last call, condominium construction has started in our markets, particularly Seattle. Seattle is such a hot economy and such a tight housing market that there are new condominium projects being developed, and some of them very significant high-rise projects here in Downtown Seattle, and we expect to get a large part of that take-out business.

TIM COFFEY:	Okay, I’ve got some questions on commercial banking. If I could just keep going.

MARK MASON:	That would be great.

TIM COFFEY:
All right. What do you see…color on the construction side of the loan portfolio. What are you seeing in terms of commercial, industrial and also CRE, and what’s your idea of the sweet spot for HomeStreet’s commercial bank going forward?

MARK MASON:
Well, in our commercial real estate area we really got started to get some traction. As you know, our business is really an institutional quality commercial real estate business. The gentleman that we’ve hired to run that business, Randy Daniels, was the Pacific Northwest executive for commercial real estate for Bank of America previously. And he has done a great job at bringing that business back up. In the second quarter, you will see a pretty balanced production from that group, commercial construction, some Fannie Mae multifamily DUS production, and [inaudible]. Of course, all the DUS production is apartment housing. All of the construction that we signed in the second quarter, I believe, is apartment or at least apartment-dominated mixed use, all in Seattle or near Seattle primary markets. Same with the permanent lending that we’ve done. So, we have a business that is very diversified. We will finance all major types of commercial real estate, though we do have a focus on apartment housing, because that has been one of our strengths. So, that’s a business that continues to amaze me, at how much building is going on in the Pacific Northwest, in particular Seattle, and the quality of the sponsors and the buildings. Unfortunately, I continue to be surprised at how cheap the lending rates are, and the spreads are very, very tight to win the business. But today, we will be competitive on rates and spreads, but not on terms. So the credit quality of these loans is really fantastic. The spreads are a little tight, fortunately they are mostly floaters and as rates rise, we’ll get the benefit of that.

TIM COFFEY:	When you talk about being competitive, what kind of rates are you talking about?

MARK MASON:
Well, at our most competitive bottom, we have done a couple of construction loans at LIBOR 250. Those are short duration, but pretty cheap money. Most of the financing of those is depending upon the term of the financing in the LIBOR 300 range…

TIM COFFEY:	Right.

MARK MASON:	So, most of the mini-perms are probably five to seven year range, more at the five-year range. Today all in that would be…mid 4% range.

TIM COFFEY:	What are you seeing on commercial industrial lines?

MARK MASON:
The competition, everyone will continue to say, is fierce. I mean that it is an extremely overbanked sector of the economy. We will have better production this quarter, of course, we should, because we’ve hired a whole bunch of folks in the last six months in that area. And it takes us some time, obviously, to gain traction, that’s a long sales cycle business where a current lender either has to overprice their business or make some type of a customer service mistake in order to get a customer to move. But we are writing some very good business; that business, of course, is very competitive as well. You see pricing in that business is sort of similar to the commercial real estate business. We try to do as much as we can at or above prime, but some of it’s LIBOR-based, and would be little below prime today, but not much of that, I think we are probably averaging...

COMPANY

REPRESENTATIVE:	Probably right around, you know, some are at prime but we’re…just in the second quarter, we’ve been at prime plus 50 on most of the paper we’ve written.

MARK MASON:	Okay. So it’s a little better than I thought, yes.

TIM COFFEY:
I mean, what’s kind of the idea for the commercial bank going forward, is it going to be kind of the high touch, high value, therefore a high expense type business or is it going to be…are you going to be keeping an eye on efficiencies?

MARK MASON:
Normally that would be an easy question to answer, but it’s going to be a little of both. We have really a full spectrum business – on the commercial real estate side, better properties, larger ticket price values, slightly lower margins that we do through our institutional CRE Group. But we do properties of $3 million and less and deals for non-professional real estate investors on the CRE side in our C&I Group. And so, we will do smaller value commercial real estate deals in that group and that’s more of a personalized high-touch higher margin business. Recently, we hired an individual to start a private banking group here. Of course, that’s very high-touch business. And so, in order to serve the full spectrum of people we want to in our market, we have to have people in each of these business sectors and it’s hard for me to characterize us as simply a low cost, low priced bank or a high cost high-touch bank. I mean we have people that operate in each of those markets.

TIM COFFEY:	Okay. I’ll take a step back, so you can see if anyone else has questions.

MARK MASON:	Paul…

PAUL MILLER:	Well, how is the economy up there, Mark…overall how would you phrase it?

MARK MASON:
The economy…and of course this is dependent on where you are in it. In the central metropolitan areas, it is extremely hot. Our unemployment and unemployment rate in Seattle I believe is below 4% today, gives you an idea of how tight the market is. Our apartment vacancies may have gone below 3%. Housing market, housing prices, sales volume is up almost 20% in May year-over-year. The median home price year-over-year is up almost 16%. And as I mentioned, listings are up 20% to 25%. So, aggregate activities…both general economic activity and real estate activity in the Greater Seattle market, and this is true for Portland as well is really, really high. More demand for housing, whether it be multifamily or residential housing, than the market can currently supply. So housing prices, rentals rates are rising. Housing permits are up. Permits are up about 25% over the last few quarters. They are still quite a bit below what they were at the height of the last cycle. You know, at this point they say that Washington has regained almost 80% of the jobs lost in the recession, of course that’s a little better than the nation as a whole at this point. And so, even though we expect regional job growth to slow from the current pace, the economy up here is very, very good. And the fact that we have not seen all of that flow through to housing transaction volume really is more a reflection of what’s happened to supply – both new home and existing inventory.

PAUL MILLER:	Well, I know you complained about in the past that supply is still tight, is that loosening up a little bit here or is it still tight there?

MARK MASON:	Well, it’s still tight. I think, I just mentioned that listings were up 20% to 25% in the most recent quarter, that’s not going to do it though. I mean demand is far more than the 25%

additional supply and that’s why you see pricing continue to rise. It is not uncommon, in the market, to have multiple bids on homes for sale, and multiple bids with escalator clauses. I don’t know if you’ve seen those in your market, but the escalator clause is structured as a minimum price plus/or a certain percent above the highest priced bid up to a maximum price. And it’s not uncommon to have multiple escalator proposals in a given home sale context. So, it’s still white-hot here.

PAUL MILLER:
Have you’ve seen any dampening of demand or people going to the sidelines a little bit? It’s probably too early to tell with, you know, mortgage rates going up a 100 bps on the purchase side. Or is it… what are you seeing out there? And it’s probably too early to tell if that’s going to dampen anything?

MARK MASON:
It’s too early to tell, and I think we have to keep in context the absolute level of interest rates. While they have risen 100 basis points over the last quarter, they are essentially where they were a year or so ago. And a year or so ago, we were pretty happy with the historically low level of interest rates. And so, housing affordability is still extremely good relative to wages, and wages are rising in our market. So I don’t think that the rise in rates to this point has had any material dampening effect, of course, if it continues at this pace you know, at some point that’s not going to be true.

PAUL MILLER:	And Mark, how close is the commercial bank to breakeven?

MARK MASON:
Well, one of the months last quarter it was breakeven. And you know, we are going to be very, very close this quarter, which is right on track with our plan. And you know, while you know it’s…it makes it more challenging for the bank to not yet been providing a full return, it is what we expected. It’s what we expected when we took the company public. That it was going to take a certain amount of time to finish the cleanup and rebuild of our commercial bank. And look, we’ve exacerbated that exercise, right, by using some of the profitability generated from the mortgage banking operations to make significant investments in the commercial and consumer banking activities. And of course, that pushes your breakeven out, right. And we could have made the bank breakeven a little sooner, but we wouldn’t have the opportunity that those investments are going to give us. And so, we will be very close to breakeven this quarter, probably slightly negative. And then going forward, we expect to be on a path of profitability that starts in the second half of the year.

PAUL MILLER:	Okay. Your outlook for more additional hires in the commercial bank, have you made the hires you find necessary at this point or do you have more planned?

MARK MASON:	You know, right now, we are pretty full on originators. We may need to hire a couple more underwriting staff.

PAUL MILLER:	On the commercial bank?

MARK MASON:	On the commercial bank, yes.

PAUL MILLER:	Okay.

MARK MASON:
Because I think we are a little light on the normal ratio, which is somewhere between you know two and three originators to an underwriter. And if we’re going to do the business we need to do, we got to be able to service the customers. But that would be really the only place in the commercial bank. Other than we have a new commercial banking office that we are opening in Everett that we’ve hired the manager for it. We are going to hire a couple more loan officers, but that’s really it. It’s time to start getting the return on the investments.

PAUL MILLER:	Mark, I’m good, I don’t know if anybody else has any more questions.

TIM COFFEY:	I’ve got a couple more.

MARK MASON:	Go ahead.

TIM COFFEY:	On capital management here for a minute, do you guys have any interest in doing a stock buyback?

MARK MASON:
Until they announce the final parameters of Basel III, we are really not going to think about a stock buyback, probably, or a substantial increase in dividends. We also, as we’ve been talking about for some time, continue to look at and make proposals on potential acquisitions. And those acquisitions could take the form of deposit branches as well as whole banks. And you know, we are hoping you know, sometime soon to be able to announce success in that area. So, we’ve got to make sure that we marshal our capital until we get clarity on Basel III and we know what we are going to need for growth.

TIM COFFEY:	In terms of your M&A activity, is there any kind of baseline criteria you have in terms of financials for acquisition, such as you know, earnings accretion or IRR targets or payback period?

MARK MASON:
Absolutely. We know what the market expects, and we know what we think is good business. So we are trying to be very disciplined, which is part of the reason we haven’t announced success yet. So, what we will not go beyond is a four-year incremental dilution payback, an IRR of at least 15%, an initial dilution of more than 10% on a tangible book basis. And you know, we make sure that the assumptions underlying those parameters are reasonable. When we look at some of the prices folks have paid for stuff, we are not sure always that those assumptions are the same that we might use. So, as an example, we don’t assume multiple expansion or valuation expansion in a terminal value calculation, we think that some other folks may.

TIM COFFEY:	Okay.

MARK MASON:	And Tim, tell me if you think that those are outside what the market expects. We’ve spoken to a lot of investors on the point and we think that’s you know, generally in the comfort level of investors?

TIM COFFEY:	Yes, I think investors will go a little bit longer, you know, on payback or dilution…if it’s a transformative deal [like] Columbia and West Coast I think. But…

MARK MASON:	Sure.

TIM COFFEY:	But if it’s an end market branch acquisition or smaller bank where you can have some cost savings you know, I think your parameters are right on.

MARK MASON:	Okay, well thanks. We’re always looking for a feedback.

TIM COFFEY:	Those are the questions…all the questions I have.

MARK MASON:	Okay, thanks Tim, Tim O’Brien?

TIM O’BRIEN:	You guys got it covered.

MARK MASON:
Okay. Hey, I want before we close, I just want to thank you guys for taking the time to do this call. You know, I’m reminded…when we were raising capital, one very astute, very successful investor reminded me that if conditions change he wants to know. And so, we thought that it was important we do this call at this time, which is a little unusual, to make sure that that we could let the market know what changing expectations they should have for us in the quarter and what impact these significant changes in rates is going to have. And we appreciate you participating.

TIM O’BRIEN:	Thanks for the call, Mark.

MARK MASON:	All right.

ANALYST:	Appreciate the update.

MARK MASON:	All right, thanks guys.